Exhibit 18

October 19, 2006

Stage Stores, Inc.
10201 South Main Street
Houston, TX 77025

Dear Sirs/Madams:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended July 29, 2006, of the facts relating to the Company's changes in accounting methods to adopt the weighted average cost method of accounting for inventory costs and to capitalize into inventory certain distribution center costs. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting changes described in your Form 10-Q are to alternative accounting principles that are preferable under the circumstances.

We have not audited any consolidated financial statements of Stage Stores, Inc. and its consolidated subsidiaries as of any date or for any period subsequent to January 28, 2006. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of Stage Stores, Inc. and its consolidated subsidiaries as of any date or for any period subsequent to January 28, 2006.

Yours truly,

/s/DELOITTE & TOUCHE LLP
Houston, Texas